UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 15, 2004

MBNA Corporation
(Exact name of registrant as specified in its charter)

Maryland	1-10683	52-1713008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wilmington, Delaware	19884-0131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(800) 362-6255

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

MBNA America Bank, N.A. (the "Bank"), MBNA Europe Bank Limited ("MBNA Europe"), and MBNA Corporation (the "Corporation") entered into Amendment No. 1, dated and effective November 15, 2004 (the "Amendment"), to the Senior Competitive Advance and Revolving Credit Facility Agreement, dated as of July 18, 2003 (the "Credit Facility"), with the Lenders (as defined therein) and Bank of America, N.A., as administrative agent. The Bank is the Corporation’s principal subsidiary and the parent of MBNA Europe.

The Amendment makes minor changes to the Credit Facility. Further, pursuant to Section 2.11 of the Credit Facility, the maturity date of the Credit Facility was extended by one year to July 18, 2007.

The Credit Facility provides for a $2.5 billion committed senior unsecured syndicated revolving credit facility with full availability to the Bank and MBNA Europe and sublimit availability in an amount of $500.0 million to the Corporation. The Bank unconditionally and irrevocably guarantees the obligations of MBNA Europe under the facility. This facility may be used for general corporate purposes and was not drawn upon at the time of this filing. For additional discussion of the Credit Facility, see the fifth paragraph of "Note 27: Commitments and Contingencies" on page 94 of the 2003 Annual Report to Stockholders, which is incorporated herein by reference.

The descriptions set forth in this report of the terms and conditions of the Amendment and the Credit Facility are qualified in their entirety by reference to the full text of such agreements. The Amendment is filed as Exhibit 10 hereto. The Credit Facility is filed as Exhibit 10.1 of Form 10-Q for the quarter ended June 30, 2003.

Exhibit 10: Amendment No. 1 to MBNA Europe Limited $2.5 Billion Senior Competitive Advance and Revolving Credit Facility

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBNA Corporation

Date: November 15, 2004	By:	/s/	Kenneth A. Vecchione
Kenneth A. Vecchione
Chief Financial Officer